EXHIBIT 2.6.1

AMENDMENT NO. 1 TO AGREEMENT

AND PLAN OF MERGER

BY AND AMONG

MICROSEMI CORPORATION,

APT ACQUISITION CORP.

AND

ADVANCED POWER TECHNOLOGY, INC.

April 25, 2006

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made as of April 25, 2006, by and among MICROSEMI CORPORATION, a Delaware corporation (“Parent”), APT ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent which was originally incorporated as MICROSEMI CORP. – POWER (“Merger Sub”), and ADVANCED POWER TECHNOLOGY, INC., a Delaware corporation (the “Company”).

BACKGROUND:

Parent, Merger Sub, and the Company are parties to that certain Agreement and Plan of Merger dated as of November 2, 2005 (the “Agreement”).

Therefore, the parties agree as follows:

AGREEMENT:

1.1 The Parties: In each place in the Agreement where Merger Sub is defined, the definition shall read in its entirety as follows:

APT ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent which was originally incorporated as MICROSEMI CORP. – POWER (“Merger Sub”).

1.2 Amendment to Section 2.1(a) (Conversion of Company Common Stock): The second sentence of Section 2.1(a) is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary set forth above, the aggregate amount of cash received under this Section 2.1 by the stockholders of the Company who exchange Company Common Stock for Parent Common Stock in the Merger, and under Section 2.1(g) by the stockholders who exercise their statutory dissenters’ rights, shall not exceed 20% of the sum of (i) such amount of cash plus (ii) the product of (A) the aggregate number of shares of Parent Common Stock to be received in the Merger by such stockholders multiplied by (B) the closing sale price for a share of Parent Common Stock on the NASDAQ National Market on the trading day immediately prior to the Effective Time, and the Stock Component shall be increased so as to prevent such a result.

1.3 Amendment to Section 2.1(g) (Dissenting Shares): Section 2.1(g) is hereby amended and restated in its entirety to read as follows:

(g) Dissenting Shares. Pursuant to Section 262(b) of the DGCL, the holders of stock in the Company shall be entitled to dissenters’ rights in connection with the Merger.

1.4 Amendment to Section 4.9 (Finders and Brokers): The following sentence is hereby added as the second sentence of Section 4.9:

The foregoing notwithstanding, Parent has received and tentatively settled a claim by Piper Jaffray & Co. (“Piper Jaffray”) for a commission related to the merger and intends to enter into a settlement agreement with Piper Jaffray requiring, among other things, a payment of $500,000 in cash to Piper Jaffray contingent upon the consummation of the Merger.

1.5 Except as modified herein, the terms and conditions set forth in the Agreement remain in full force and effect and are not modified or amended in any respect.

Parent, Merger Sub, and the Company have caused this AMENDMENT NO. 1 to Agreement and Plan of Merger to be executed by their duly authorized officers all as of the day and year first above written.

MICROSEMI CORPORATION

By:	/s/ James J. Peterson
James J. Peterson, President and
Chief Executive Officer

APT ACQUISITION CORP.

By:	/s/ James J. Peterson
James J. Peterson, President and
Chief Executive Officer

ADVANCED POWER TECHNOLOGY, INC.

By:	/s/ Patrick P.H. Sireta
Patrick P.H. Sireta, President and
Chief Executive Officer

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